EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Shareholders and Board of Directors of Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-18929 and 333-82953) on Form S-3 and the registration statements (File Nos. 333-108162, 333-39299, 33-32692, 2-66654 and 33-54084) on Form S-8 of Noble Energy, Inc. of our report dated February 26, 2004 with respect to the consolidated balance sheets of Noble Energy, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the Form 10-K of Noble Energy, Inc.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for asset retirement obligations.

KPMG LLP

Houston, Texas

March 10, 2004